UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2012

KRAFT FOODS INC.

(Exact name of registrant as specified in its charter)

Virginia	1-16483	52-2284372
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Lakes Drive, Northfield, Illinois	60093-2753
(Address of Principal executive offices)	(Zip Code)

Registrant’s Telephone number, including area code: (847) 646-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On February 21, 2012, Kraft Foods Inc. issued a press release announcing earnings for the fourth quarter and year ended December 31, 2011. A copy of the earnings press release is furnished as Exhibit 99.1 to this report.

NON-GAAP FINANCIAL MEASURES

We report our financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

Our top-line measure is organic net revenues, which excludes the impacts of acquisitions, divestitures (including the Starbucks CPG business), currency and accounting calendar changes (including the 53rd week of shipments). We use organic net revenues and corresponding ratios as non-GAAP financial measures. Management believes this measure better reflects revenues on a going-forward basis and provides improved comparability of results because it excludes the volatility of currency, and the one-time impacts of acquisitions, divestitures and accounting calendar changes from net revenues.

We use underlying operating income, which is defined as operating income excluding costs related to: the Integration Program; acquisition-related costs, including transaction advisory fees, U.K. stamp taxes and the impact of the Cadbury inventory revaluation; and spin-off-related costs, including transaction fees and other costs associated with the proposed spin-off of the North American grocery business. We use underlying operating income and corresponding ratios as non-GAAP financial measures. Management believes this measure better reflects operating income on a going-forward basis and provides improved comparability of results because it excludes certain impacts related to the Cadbury acquisition and the proposed spin-off of the North American Grocery business from operating income.

We use Operating EPS, which is defined as diluted EPS attributable to Kraft Foods from continuing operations excluding costs related to: the Integration Program; acquisition-related costs, including transaction advisory fees, U.K. stamp taxes and the impact of the Cadbury inventory revaluation; acquisition-related financing fees; the impact of a deferred tax charge resulting from the recently enacted U.S. health care legislation; and spin-off-related costs, including transaction fees and other costs associated with the proposed spin-off of the North American grocery business. Management believes this measure better reflects earnings per share on a going-forward basis and provides improved comparability of results because it excludes certain impacts related to the Cadbury acquisition and the proposed spin-off of the North American grocery business, as well as other one-time impacts from earnings per share.

We use adjusted free cash flow, which is defined as cash flow from operations less capital expenditures, plus incremental pension contributions and taxes paid on the gain on sale of the North America pizza business. Management believes adjusted free cash flow shows the financial health of, and how efficiently we are running, the company.

See the attached schedules to the earnings release for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the three and twelve months ended December 31, 2011 and 2010. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our results prepared in accordance with GAAP. In addition, the non-GAAP measures we use may differ from non-GAAP measures used by other companies. Because GAAP financial measures on a forward-looking basis are neither accessible nor deemed to be significantly different from the non-GAAP financial measures, and reconciling information is not available without unreasonable effort, with regard to the non-GAAP financial measures in our Outlook, we have not provided that information.

SEGMENT OPERATING INCOME

Management uses segment operating income to evaluate segment performance and allocate resources. We believe it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), certain components of our U.S. pension plan cost (which is a component of selling, general and administrative expenses), general corporate expenses (which are a component of selling, general and administrative expenses) and amortization of intangibles for all periods presented. We centrally manage pension plan funding decisions and determination of discount rate, expected rate of return on plan assets and other actuarial assumptions. Therefore, we allocate only the service cost component of our U.S. pension plan expense to segment operating income. We exclude the unrealized gains and losses on hedging activities from segment operating income to provide better transparency of our segment operating results. Once realized, we record the gains and losses on hedging activities within segment operating results. Accordingly, we do not present these items by segment because they are excluded from the segment profitability measure that management reviews.

Item 9.01.	Financial Statements and Exhibits.

(d) The following exhibit is being furnished with this Current Report on Form 8-K.

Exhibit Number	Description
99.1	Kraft Foods Inc. Press Release, dated February 21, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRAFT FOODS INC.

Date: February 21, 2012		/S/ DAVID A. BREARTON
	Name:	David A. Brearton
	Title:	Executive Vice President and Chief Financial Officer